CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 26 to the registration statement on Form N-1A (the Registration Statement) of our report dated December 10, 1996, relating to the financial statements and financial highlights appearing in the October 31, 1996 Annual Report to Shareholders of Daily Tax-Exempt Money Fund, which are also incorporated by reference into the Registration Statement.
We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.
/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Dallas, Texas
December 16, 1996